SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of January 21, 2018, by and between Blow & Drive Interlock Corporation, a Delaware corporation (“BDIC”), and J C Lopez/BDI Interlock, LLC (“Lopez”) (collectively BDIC and Lopez are referred to herein as the “Parties”).

This Agreement is executed with reference to the following facts:

R E C I T A L S

A. The Parties entered in an oral agreement on September 30, 2017, whereby BDIC and Lopez agreed to settle a dispute between the Parties regarding Lopez’s failure to pay the required monthly payments owed by Lopez to BDIC under that certain Exclusive Distribution Agreement entered into between the Parties on September 5, 2015 (the “Distributorship Agreement”), with such settlement being the Parties agreed to cancel Lopez’s Territory and the Distributorship Agreement, and that BDIC would be granted the rights to pursue directly any amounts owed to Lopez by either sub-distributors of Lopez or users of BDIC’s products from Lopez, in exchange for BDIC agreeing to not pursue Lopez directly for any amounts Lopez owed BDIC under the Distributorship Agreement up through termination of the Distributorship Agreement.

B. This Agreement is meant to memorialize in writing the Parties oral agreement entered into on September 30, 2017.

C. On September 5, 2015, BDIC contracted with Lopez for Lopez to be BDIC’s exclusive distributor for the Territories, as defined in the Distributorship Agreement, for the purpose of Lopez leasing BDIC’s interlock device to customers in the Territories.

D. Shortly after entering into the Distributorship Agreement, Lopez entered into an Equipment Lease Agreement (the “Lease Agreement”) with EZ Interlock, LLC (“EZI”), under which EZI would act as a sub-distributor for Lopez and signup customers in the State of Arizona (one of the states in the Territories) to use BDIC’s interlock device, and pay Lopez $30 per month for each unit EZI placed with a customer.

E. On or about [___________], EZI stopped paying Lopez under the Lease Agreement, which caused Lopez to fail to pay BDIC under the Distributorship Agreement.

F. As of September 30, 2017, EZI owed Lopez approximately [$________], and, as a result, Lopez owed BDIC [$______].

G. On September 30, 2017, the Parties agreed to settle any and all claims under the Distributorship Agreement, as detailed in “A”, above, and hereby enter into this Agreement to memorialize in writing their prior agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing facts and mutual covenants and agreements herein contained, the Parties agree as follows:

1. Terms of Settlement.

a. The Parties agree to settle a dispute between the Parties regarding Lopez’s failure to pay the required monthly payments owed by Lopez to BDIC under Distributorship Agreement, with the terms of the settlement being as follows: (i) the Parties agreed to cancel Lopez’s Territory and the Distributorship Agreement with BDIC, (ii) BDIC is granted the rights to pursue directly any amounts owed to Lopez by either sub-distributors of Lopez, including, but not limited to, EZI or by direct users of BDIC’s products contracted from Lopez, (iii) BDIC agrees to not pursue Lopez directly for any amounts Lopez owes BDIC under the Distributorship Agreement up through termination of the Distributorship Agreement (September 30, 2017), and (iv) despite the termination of the Distributorship Agreement, by this Agreement Lopez may, and will, continue to pursue any and all payments from EZI and any other sub-distributors or direct customers that owe Lopez and/or BDIC money from the use of BDIC’s interlock device, whether such amount is due from such party before or after the termination date of the Distributorship Agreement, with Lopez entitled to his portion any amounts collected during the term of the Distributorship Agreement and BDIC entitled to all amounts after the date of termination of the Distributorship Agreement.

b. Lopez agrees to take all reasonable steps to assist BDIC in either: (i) recovering its interlock devices from EZI and any other sub-distributors or direct customers that possess the devices, or (ii) switching customers of Lopez or EZI (or any other sub-distributors) that have BDIC’s interlock device on their vehicle over to be direct customers of BDIC.

2. Cooperation. In consideration of this Agreement, the Parties will fully cooperate with each other and their respective counsel as it relates, in any way, to the following: any foreign or domestic dispute (including, but not limited to, litigation, arbitration, and federal, state or local administrative inquiry) arising out of or related to any customers of BDIC’s interlock devices that were customers of Lopez and/or his sub-distributors. Full cooperation shall include, but not be limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents without the need of the subpoena process. Such cooperation will be mutually provided without further compensation, other than reimbursement for reasonable out of pocket business expenses such as transportation, parking and meals or as specifically agreed in advance and in writing.

3. No Existing Claims. Lopez warrants that neither he nor any entity Lopez controls has any existing claims against BDIC, or any of its present or former employees, and neither Lopez nor any entity Lopez controls has filed any complaints, charges, grievances, or lawsuits against BDIC with any federal, state, or other court or agency in any jurisdiction inside or outside the United States.

4. Attorneys’ Fees and Costs. The parties will bear their own fees and costs incurred in connection with negotiating and drafting this Agreement.

5. Advice of Counsel. In executing this Agreement, each party acknowledges that they had the opportunity to consult with, and be advised by, an independent lawyer of their own choice, and that each has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.

6. Ambiguities. The parties have reviewed this Agreement, and have had a full opportunity to negotiate its contents. All parties expressly waive any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and each agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.

7. Choice of Law. The Parties agree that the formation, terms, and construction of this Agreement are governed by the laws of the State of California with venue of any civil matter to be in the County of Los Angeles, State of California, and where applicable, of the United States.

8. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be illegal, invalid, or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court or arbitrator, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby

9. Disputes. The Parties agree that, in the event of any dispute between or among them or claim for relief by either party against the other or any agency, successor, or assignee of the other, other than claims for injunctive relief requiring immediate intervention to prevent irreparable harm or damage, no claim for relief shall be filed until the claimant party has notified the other party in writing of the claim and the parties have submitted the matter to the National Arbitration Forum for mediation, under the Rules of Mediation of the Forum. The parties agree to participate, in good faith, in the mediation process, with the purpose to resolve any and all such claims and disputes without the necessity of litigation and agree that with regard to such claims, no claim shall be filed unless and until the parties agree or the mediator declares that an impasse exists.

10. Prevailing Party. If any dispute arises between the Parties concerning this Agreement or their respective rights, duties and obligations hereunder, the Party prevailing in such proceeding, as determined by the arbitrator or court, shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief that may be granted.

11. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage pre-paid.

12. Counterparts. This Agreement may be executed (including by facsimile transmission or electronic signature) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have read the foregoing Agreement, and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences as of September 30, 2017 and the date hereof.

“BDIC”	“Lopez”

Blow & Drive Interlock Corporation,	J C Lopez
a Delaware corporation	an individual

By:	Laurence Wainer	By:
Its:	Chief Executive Officer	Its:

“BDI Interlock, LLC”

By:	J C Lopez
Its:	Owner/Manager